Exhibit 10.14

Arrangement regarding severance for Dr. Jan Lundberg

Dr. Lundberg joined the company in January 2010 as Executive Vice President, Science and Technology and President, Lilly Research Laboratories, following a long career with AstraZeneca. In connection with his joining the company, it was agreed that if he is involuntarily terminated for reasons other than cause during the first 24 months of employment, he will receive a cash payment equal to two years of his then-current salary plus annual target bonus. This arrangement expires in January 2012.